Exhibit 14.1

Vision, Guiding Principles and Strategy

Code of Business Conduct and Ethics

To All PartnerRe Employees:

Over the years, our reputation as a transparent, fair and professional organization has been central to our success – it has given us competitive advantage and helped us to create value for our clients, shareholders and ourselves.

PartnerRe’s Vision, Guiding Principles and Strategy together with our Code of Business Conduct and Ethics, is a statement about how we as a Company, business units and as individuals do business. It sets out the principles and sound business practices that should be the starting point for every decision and action we take – because everything we do has the potential to either enhance or detract from PartnerRe’s reputation.

We all have a responsibility to our clients and shareholders who rely on each one of us to carry out the Group’s strategy consistently, intelligently and ethically. This document provides the guidance you need to fulfill that expectation.

Costas Miranthis

President and COO

PartnerRe Ltd.

Vision, Guiding Principles and Strategy Code of Business Conduct and Ethics	1 December 2010

3	Vision

4	Guiding Principles

Profitability Client Orientation Financial Integrity Organizational Transparency Ethical Standards

5	Strategy

6	Code of Business Conduct and Ethics

Governance

Human Resources

Conflicts of Interest

Corporate Opportunities

Confidentiality

Fair Dealing

Investments

Financial and Non-financial Integrity

Legal and Regulatory Integrity

Integrity in the Purchase and Sale of PartnerRe Securities

Fraud

Compliance and Reporting Procedures

Anonymous Reporting

Amendments

14	Complaints Handling Procedure

Procedures for Investigation of Alleged Violations of the Code Appendix A Appendix B

Vision, Guiding Principles and Strategy Code of Business Conduct and Ethics	2 December 2010

Vision

PartnerRe is an intelligent provider of risk-assumption products for the global insurance and capital markets. We provide highly valued products and relationships to our clients, deliver appropriate returns to our shareholders and ensure a satisfying work experience for our employees.

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Guiding Principles

In pursuit of our vision, all decisions and actions at PartnerRe should be based on the following guiding principles.

Profitability

Return on equity drives our financial behavior. We are in the business of accepting risk and we must get paid appropriately for that service. We must ensure an appropriate return for our shareholders over a reinsurance cycle.

Client Orientation

Exceptional relationship management skills are key to achieving our goals. We will meet our clients’ needs with the highest professional service through disciplined, analytical underwriting and new product development, based on technical expertise.

Financial Integrity

Financial conservatism is at the core of our strength. PartnerRe takes the financial needs of our clients very seriously and will ensure that we have the financial capacity to meet our obligations.

Organizational Transparency

Our organization’s structure – business units, shared processes and functions and Group functions – is based on an obligation to share information and build teams across the Group.

Ethical Standards

All PartnerRe actions – business, management, employee – are based on a foundation of highly ethical behavior, built on trust, transparency, consistency, information, intelligence, competence and performance.

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Strategy

All of PartnerRe’s tactical activities will be guided by the following 5-point strategy.

1. Diversify risk across products and geographies

Proper diversification increases returns per unit of risk. Reinsurance is our specialty, and PartnerRe will write virtually every line of business within that market. Our current distribution of premiums mirrors that of the global reinsurance industry and gives us the platform to exercise our cycle management skills.

2. Maintain risk appetite moderately above the market

Clients pay reinsurers to take risks. So, we will take on their difficult, volatile risks while still writing some of the less hazardous business to maintain balance. Higher quarterly earnings volatility may result, but annually and over a cycle we will earn superior returns.

3. Actively manage capital across the portfolio and over the cycle

Our business is cyclical, and PartnerRe is committed to responding to that reality. We will grow when returns are adequate and maintain or shrink when they are not. We will also re-allocate capital from less profitable to more profitable lines within the overall cycle.

4. Add value through underwriting/transactional excellence

We will evaluate, value and underwrite risk well. Continued underwriting and actuarial excellence will enable us to successfully set the right terms and conditions and build long-term client relationships.

5. Achieve superior returns on invested assets in the context of a disciplined risk framework

We manage almost all of our investments internally in order to capitalize on opportunities in a broad range of risk classes, while controlling the diversity and balance of the portfolio. This enables a more flexible approach to capital allocation, subject to our internal risk guidelines.

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Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all directors, officers, employees and, in some circumstances, to consultants. PartnerRe’s business reputation is critical to the success of our business and organization. Our business reputation comes from the everyday actions of employees in dealings with clients, suppliers, shareholders, regulators, competitors and fellow employees. Consistent, sound business practices build a reputation that creates value and sustainable competitive advantage.

Our reputation will continue to be based on honest and ethical practices, and the fair dealing of each employee with all of our stakeholders. We are committed to a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of PartnerRe’s business activities. While no code of business conduct can replace thoughtful and appropriate behavior, this Code focuses on areas of ethical risk, provides guidance on reporting areas of potential concern, and outlines mechanisms to ensure that our reputation is not put at risk.

PartnerRe is a complex global organization, and there are certain core business practices that we believe have global application to our organization and which we will not compromise. Implementation of these business practices will generally be through specific policies issued on a worldwide or local level. Some of these policies are referenced in this document and are available in the Group Policies Database and on PartnerRelink.

When in doubt regarding any action, there is one simple question to ask: If the action were made public, would PartnerRe’s business reputation be damaged?

If any course of action appears questionable to you, you are encouraged to seek guidance from your Manager, Human Resources Manager, Corporate Audit, Group Legal or Executive Management. Should you become aware of activities that appear to violate any provision of this Code of Conduct, you are expected to promptly report the possible violations through your Manager, Human Resources Manager, Chief Legal Officer, a member of the Executive Committee or a member of the Audit Committee of the Board of Directors.

You can also report any violations anonymously via the “Hotline Reporting” button located on the home page of PartnerRelink.

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Governance

This Code of Conduct has been approved by the Board of Directors of PartnerRe and applies to all subsidiaries and affiliates. Any specific waiver of the provisions requires approval of the Board of Directors or a committee of the Board of Directors, and any waivers must be promptly disclosed to shareholders.

Any employee, officer or director who violates the Code of Conduct may be subject to disciplinary action.

Human Resources

PartnerRe is committed to a safe work environment where all employees have an opportunity to contribute and succeed to the fullest extent of their individual ability. We want our work environment to be free from all forms of discrimination, harassment or intimidation.

PartnerRe encourages direct and open communication among and between employees and management. Employees are free to discuss issues with their managers without fear of reprisal or the need for third-party representation.

Conflicts of Interest (Policies: Anti Bribery)

Q  Every year one of our suppliers sends me a couple of bottles of wine in the festive season – can I accept them?

A  You have to decide if the gift is reasonable and appropriate in the circumstances. Gifts of a nominal value are acceptable but you must be sure that such a gift in no way influences your business judgment or could be perceived as favoring the giver. If you are unsure how to respond to a receipt of a gift, contact Group Legal.

PartnerRe is committed to an environment free of conflicts of interest or the appearance of conflicts of interest. A conflict of interest occurs when your private interest or the private interest of an immediate family member (spouse, children) interferes, or appears to interfere, with the interests of the Company. You should discuss any circumstance that creates a real or potential conflict of interest with your Manager. Some of the circumstances that are expressly prohibited are listed below, but this list is not all-inclusive. Any activity that you are aware of that has similar characteristics, or could be perceived to have similar characteristics, and any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, requires disclosure to your Manager or, in the case of officers of PartnerRe, to the Chief Legal Counsel, a member of the Executive Committee, or a member of the Audit Committee of the Board of Directors.

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Q  One of my clients has invited me to stay at his holiday home whenever I want – is this ethical under the Code?

A  No. You may not accept any ‘favors of value’ from a supplier, client, potential supplier, client or competitor, other than of nominal value.

•   You may not accept fees, commissions or any other personal benefit from a person or business involved in any transaction with PartnerRe.

•   You may not accept gifts, discounts, services, transportation or any other form of services or goods or favors of value from a supplier, client, potential supplier or client or competitor, other than of nominal value.

•   You may not offer favors, gifts or services other than those that are reasonable and appropriate for the individuals involved and supported by all appropriate documentation and approvals.

•   You may never offer or accept cash or loans or guarantees in any amount from a supplier, client, potential supplier or potential client.

•   You may not arrange or facilitate any business transaction between any of your immediate relatives and any client or supplier.

Corporate Opportunities (Policies: Information Technology)

Q  One of my relatives is looking for a new insurer and has asked me to set up a meeting with one of our cedants. Is this acceptable under the Code?

A  No. You may not arrange or facilitate any business transaction between any of your immediate relatives and any client or supplier.

All Company assets, intellectual property and other important information are to be protected from both internal and external misappropriation. They are to be used only for legitimate business purposes.

You are always prohibited from:

•   Benefiting personally from opportunities that are discovered through the use of Company property, information or position.

•   Using the Company’s property, information or your position with the Company for personal gain.

•   Competing with the Company.

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Confidentiality (Policies: Fair Disclosure, External Communications, Information Technology, Information Security, Data Privacy)

Q  I meet with a number of friends who work for competitor organizations after work. How do I decide what is and isn’t confidential information?

A  You must use your own judgment but be aware that confidential information is any non-public information that might be beneficial to competitors or harmful to PartnerRe or its clients if it got into the public domain. If in doubt, be cautious, and don’t discuss specific business issues.

You must maintain the confidentiality of all confidential information entrusted to you, and disclosure must be either authorized or required by applicable law, regulation or legal process. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or clients if disclosed.

Fair Dealing (Policies: Fair Disclosure, Trading, Anti Trust)

Each employee should endeavor to deal fairly with PartnerRe’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Investments

•   You may not have a financial interest in clients, suppliers, competitors or any enterprise that is known to have a business relationship with PartnerRe, except where the financial interest is less than 1% of a publicly traded company.

•   You may not borrow from or lend to clients, suppliers or fellow employees except for normal banking transactions with financial institutions.

Vision, Guiding Principles and Strategy Code of Business Conduct and Ethics	9 December 2010

Financial and Non-financial Integrity

Q I’ve been preparing financial statements and suspect that a fraud has taken place. Should I report it? A Yes. If you do not report a suspicion of fraud, you are in breach of the Code of Conduct.

All financial transactions must be accurately and fairly recorded in a timely manner in accordance with the accounting policies of PartnerRe. All financial transactions must be accurate, complete and appropriate. All periodic reports that PartnerRe is required to file with the Securities and Exchange Commission and PartnerRe’s other public communications shall contain full, fair, accurate, timely and understandable disclosure.

Legal and Regulatory Integrity (Policies: Anti Bribery, Anti Trust, Trading)

PartnerRe operates in multiple jurisdictions around the world. As a matter of policy, PartnerRe and all of its employees will comply fully with the laws and governmental rules and regulations of the countries in which we operate.

You may under no circumstances knowingly mislead or misrepresent any Company information to auditors, regulators or other official bodies or their representatives in the conduct of their duties with respect to PartnerRe.

Integrity in the Purchase and Sale of PartnerRe Securities (Policies: Trading)

PartnerRe executives and designated insiders must comply with Company policy on the sale and purchase of PartnerRe securities, including but not limited to the communication and prior approval from Group Legal of all transactions, the reporting of all transactions, the prohibition of trading during Blackout Periods and the prohibition of trading under any circumstances when in the possession of material, non-public information.

All employees are prohibited from trading PartnerRe common shares in possession of material, non-public information.

Vision, Guiding Principles and Strategy Code of Business Conduct and Ethics	10 December 2010

Fraud (Policies: Data Privacy, Information Security)

Q  Should I report a suspicion of fraud, even if I don’t have any proof?

A  If you report a breach of the Code, you should be as specific as possible about the violation you have witnessed and provide as much detailed information as you can to help facilitate an investigation. Even if you don’t have evidence, you should still report the breach.

There is no tolerance of fraud involving any employee, shareholder, or third party with a business association with the Company. Many of the actions that are prohibited under this Code may constitute fraudulent activity including, but not limited to:

•   Misappropriation of funds, securities, supplies, or other Company assets.

•   Impropriety in the handling or reporting of money or financial transactions and statements.

•   Profiteering as a result of insider knowledge of Company activities.

•   Disclosing confidential and proprietary information to outside parties.

•   Disclosing to other persons securities activities or acquisitions engaged in or contemplated by the Company.

•   Accepting or seeking anything of material value from contractors, vendors, brokers, agents, client companies or persons providing services/materials to the Company.

•   Destruction, removal, or inappropriate use of records and intellectual property (electronic or physical), furniture, fixtures, or equipment; and

•   Any similar or related irregularity.

Any of the above would constitute a breach of this Code and should be reported through the appropriate channels.

Vision, Guiding Principles and Strategy Code of Business Conduct and Ethics	11 December 2010

Compliance and Reporting Procedures

Q How do I know that managers won’t disregard my complaint? A All managers at PartnerRe are obliged to follow an established complaints handling procedure available on PartnerRelink.

Should you become aware of practices or activities that appear to violate the specifics of the Code of Conduct or specific implementing policies, or should you have complaints regarding accounting, internal accounting controls or auditing matters or concerns regarding questionable accounting or auditing matters, you may raise the issue in a number of ways.

•   Reports may be made to your Manager, Human Resources Manager, Corporate Audit, Group Legal, a member of the Executive Committee or any member of the Board of Directors.

•   Notification of the advice will be made to an Executive Committee Member (unless it is made directly to the Board of Directors) and an appropriate investigation of the events, behaviors or policies will be made. The nature of the investigation will depend on the basis of the advice and may include outside legal, audit or other independent professional advice.

•   The investigation results and actions taken will be reported quarterly to the Board of Directors.

All complaints will be handled according to an established complaints handling procedure. See page 15. The Company will not condone retaliation by managers or other employees for reports of alleged violations that are made in good faith. Any report should specifically allege a violation of the Code of Conduct and provide as much detailed information as possible to facilitate an investigation.

Vision, Guiding Principles and Strategy Code of Business Conduct and Ethics	12 December 2010

Anonymous Reporting

Q  How am I guaranteed anonymity if I report a violation of the Code of Conduct?

A  You may report a breach of the Code with complete anonymity via a Hotline Reporting button on PartnerRelink. An e-mail is sent directly to the Chairman of the Audit Committee; however your name will not appear in the e-mail and PartnerRe will make no attempt to trace the sender.

Although the Company encourages employees to report any breach of the Code of Conduct in an open manner, it recognizes that in some circumstances the reporting person may feel more comfortable making an anonymous report. Such reports can be made either by using the “Hotline Reporting” button located on the home page of PartnerRelink, or by delivering a letter to the Chief Legal Counsel for onward submission to the Chairman of the Audit Committee.

The Hotline Reporting button will send an e-mail directly to the Chairman of the Audit Committee, a member of PartnerRe’s Board of Directors. As is the case for all of PartnerRe’s Board members (except for the Company’s President and CEO), the Chairman of the Audit Committee is not a member of PartnerRe Management and meets the independence requirements of the New York Stock Exchange for listed companies’ board members. As a member of PartnerRe’s Board of Directors, the Chairman of the Audit Committee is answerable to the Chairman of the Board, also an independent Director. (To see further information about PartnerRe’s Board of Directors go to www.partnerre.com/about us/management and directors). The Hotline Reporting button on PartnerRelink is anonymous, meaning the reporting person’s name will not appear in the e-mail. Furthermore, any attempt by any director or employee to trace the sender of a report who has chosen to remain anonymous, will be considered a violation of the Code of Conduct.

Amendments

The Board of Directors must approve material amendments to this Code of Conduct.

Vision, Guiding Principles and Strategy Code of Business Conduct and Ethics	13 December 2010

Complaints Handling Procedure

PartnerRe (the “Company”) has established an internal reporting system for the receipt of reports pertaining to a breach of the Company’s Code Conduct (the “Code”). Such reports are sometimes known as “whistleblower reports.” No third party is involved in the reporting process and PartnerRe does not use a third party provider to facilitate “hotline” reporting.

Where an employee wishes to remain anonymous, either by making a report via the “Hotline Reporting” button or by delivery of a letter to the Chairman of the Audit Committee, no attempt will be made by the Company to trace the identity of the reporting person.

If the report is not made anonymously as outlined in the Code (see page 12), then only those persons charged with investigation of the report will know the identity of the reporting person. In all circumstances, strict confidentiality will be maintained with regard to any such reports.

All reports will be reviewed initially by the Chief Legal Counsel (“CLC”) and the Chief Audit Executive (“CAE”). Further investigation will be made if the report concerns one of the following:

•   Allegations affecting accounting, auditing and recordkeeping.

•   Conduct of company officers and senior management.

•   Potential to cause financial, legal or regulatory consequences.

•   Potential to result in adverse publicity.

•   Violation of client trust.

•   Other forms of illegal or unethical conduct not described above.

All investigations will be made in compliance with established confidentiality standards (See Appendix B). In the event that any of the parties identified in this process are the subject of a report they will be excluded from the investigation process.

In certain circumstances, external parties may be used to investigate reported code violations. The appointment of any external party requires approval of the Audit Committee.

The Company will not condone retaliation by managers or other employees for reports of alleged violations that are made in good faith.

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Procedures for Investigation of Alleged Violations

A. The following steps outline the procedures in respect of all non-anonymous reports.

•   The initial recipient of the report should complete a “Code of Conduct Non-compliance Report” (see Appendix A).

•   The report should be forwarded to the Chief Legal Counsel (the “CLC”) and the Chief Audit Executive (the “CAE”).

•   Management should not initiate nor conduct any independent investigation.

•   Any evidence or documentation provided by the reporter should be forwarded to the CLC and CAE together with the Code of Conduct Non-compliance Report.

•   The CLC and CAE will review the report and evaluate the risk posed by the report.

•   All reports meeting one or more of the above standards will be the subject of further investigation.

•   Group Legal and Corporate Audit will carry out all investigations. The nature of the report may require the involvement of other internal parties. All personnel involved in carrying out an investigation will be subject to rigorous confidentiality standards (see Appendix B).

•   Involvement of external parties in the investigative process (e.g. external counsel) requires Audit Committee approval.

•   A summary report, prepared by the CLC, will be presented to the Chief Executive Officer of PartnerRe Ltd. (the “CEO”) and the Audit Committee of the Board. The report will include the following detail:

•   Number of reports received

•   Nature of reported Code violation

•   Time from receipt of report to resolution

•   Parties involved (excluding the reporting person)

•   Assessment of report’s seriousness and possible consequences to the Company

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•   Any documentation or other evidence gathered during the investigative process will only be retained if further action is to be taken. The retention period is ten years and all documents will be subject to strict confidentiality standards (see Appendix B).

For EU employees only:

•   Within two months of the completion of an investigation, the CLC and CAE will prepare a report for the CEO with recommendations for any action to be taken.

•   Any persons who are the subject of the report must also be notified at this time. They have the right to access and seek rectification of the report; however the identity of the reporting person will remain confidential.

•   A summary of findings will be shared with the reporting person.

For Non-EU employees only:

•   On completion of an investigation, the CLC and CAE will prepare a report for the CEO with recommendations for any action to be taken.

•   If appropriate, a summary of findings will be shared with the employee who initiated the report.

B. The following steps outline the procedures in respect of all anonymous reports.

For EU employees only:

•   Anonymous reporting may only be made in respect of financial irregularity (e.g. accounting and auditing misconduct, fraudulent entries, tax evasion, and bribery).

•   The initial recipient of the report will be the Chairman of the Audit Committee.

•   The Chairman of the Audit Committee will forward the report to the Group CEO and the CLC. The CLC will in turn involve the CAE.

•   As far as is possible, the CLC will complete a “Code of Conduct Non-compliance Report” (see Appendix A).

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For EU employees only:

•   Under the authority of the Chairman of the Audit Committee the CLC and CAE will review the report. If the report extends beyond financial matters, it should be destroyed unless the reported violation poses a serious threat to either the Company or its employees. In addition to financial irregularity, other examples would include:

•   Threats to the safety of another employee

•   Moral or sexual harassment

•   Discrimination

•   Insider trading

•   Conflicts of interest

•   Disclosure of company secrets

For Non-EU employees only:

•   Under the authority of the Chairman of the Audit Committee the CLC and CAE will review the report and evaluate the risk posed by the report based on the following materiality standards:

•   Allegations affecting accounting, auditing and recordkeeping

•   Conduct of company officers and senior management

•   Potential to cause financial, legal or regulatory consequences

•   Potential to result in adverse publicity

•   Violation of client trust

•   Other forms of illegal or unethical conduct not described above

•   All reports meeting one or more of the above standards will be the subject of further investigation. In the event that any of the parties identified in this process are the subject of a report they will be excluded from the investigation process.

•   At the direction of the Chairman of the Audit Committee, an investigation will be carried out either by Group Legal and Corporate Audit or by external counsel. All personnel involved in carrying out an investigation will be subject to rigorous confidentiality standards (see Appendix B).

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•   A summary report, prepared by the CLC, will be presented to the Group CEO and the Audit Committee of the Board. The report will include the following detail:

•   Number of reports received

•   Nature of reported Code violation

•   Time from receipt of report to resolution

•   Parties involved (excluding the reporting person)

•   Assessment of report’s seriousness and possible consequences to the Company

For EU employees only:

•   Within two months of the completion of an investigation, the CLC and CAE will prepare a report for the Chairman of the Audit Committee and the CEO with recommendations for any action to be taken.

•   Any persons who are the subject of the report must also be notified at this time. They have the right to access and seek rectification of the report.

•   Documentation and evidence gathered during the investigative process will only be retained if further action is to be taken. The retention period is ten years and all documents will be subject to strict confidentiality standards.

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Appendix A Code of Conduct Non-compliance Report

1. Date, time, location of receipt

2. Identity of report recipient (please print name, phone number and e-mail address)

3. Identity of report maker (please print name, phone number and e-mail address)

4.  Subject matter of report. Please include as many details as possible, including when breach of conduct occurred and who was involved. If there is a likelihood that it will occur again, please include details of when and where.

5. Who else may have knowledge or information concerning the matter?

6. Was any documentation or evidence received at the time the report was made? If “Yes,” please list what was received and attach any documents to this report.

7. Are there any other details or information which may help any subsequent investigation or which may be useful for PartnerRe to know?

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Appendix B

Confidentiality Standards

The following outlines the standards of confidentiality that will be applied in the investigation of any reported violation of the Code of Conduct. All individuals involved in the investigation of any reported violation must comply with these standards.

•   Non-compliance reports should be completed manually and retained in a secure environment. No electronic versions should be created or stored.

•   Completed Non-compliance reports should be shared only with the Chief Legal Counsel (the “CLC”) .

•   CLC will maintain control over any further necessary dissemination of reports.

•   Any individual making a report through a channel other than the “Hotline Reporting” button can request anonymity.

•   The recipient of the report will honor the request for anonymity to the fullest extent possible, but should encourage an open and transparent process. (Subsequent investigation without access to the individual who made the report may be more difficult).

•   Any investigation will be dealt with on a “need to know” basis in order that details of any report are kept amongst a very limited number of people.

•   Each individual involved in an investigation is prohibited from sharing any information outside the investigating group.

•   Document preservation notices (if required) will only identify documents and information to be preserved.

•   Only one central file will be created for each investigation. This will be maintained by Group Legal and kept in a secure environment.

•   Reports to the Group CEO and Audit Committee Chairman will not be circulated in advance, but will be presented verbally, with relevant documentation being presented only at the meeting.

•   All documentary evidence gathered during an investigation will be subject to destruction if no further action is deemed necessary.

•   If further action is taken, supporting documents will be retained by Group Legal for a period of ten years after which they will be destroyed.

Vision, Guiding Principles and Strategy Code of Business Conduct and Ethics	20 December 2010